EXHIBIT 10.2
TIME WARNER
EXCESS BENEFIT PENSION PLAN
(As Amended Through July 28, 2010)
ARTICLE I
ESTABLISHMENT OF THE PLAN
                    1.1.       Establishment of Plan. The Plan was established by Time Incorporated, a predecessor of Time Warner Inc., the plan sponsor (the “Company”), as the Excess Benefit Pension Plan of Time Incorporated and Subsidiary Companies (the “Plan”) for certain Employees, effective as of January 1, 1976. The Plan was renamed the Time Warner Excess Benefit Pension Plan, effective April 2, 1991. Effective as of January 11, 2001, the Plan was renamed the Time Warner Excess Benefit Pension Plan-AOLTW. Effective January 1, 2004, the name of the Plan was changed back to the Time Warner Excess Benefit Pension Plan.
                    The Plan has been amended and restated from time to time, and is now further amended and restated effective as of May 1, 2008. The provisions of the Plan as currently amended and restated are applicable only to amounts payable with respect to Separations From Service occurring on or after May 1, 2008. Participants who are entitled to receive benefits under the Plan with respect to Separations From Service occurring prior to May 1, 2008 shall receive (or continue to receive, as applicable) their benefits pursuant to the terms of the Plan as in effect on October 3, 2004, in a manner consistent with the procedures implemented by the Company for purposes of such distributions since January 1, 2005, that are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
                    1.2.       Purpose of Plan. The purpose of the Plan is to provide Participants with benefits in excess of those benefits which may be provided under an Employing Company’s tax-qualified defined benefit pension plan, due to limitations on benefits imposed by Section 415 of the Code.
          In addition, the Plan provides Participants with certain benefits based on a compensation level which is not limited by the compensation amount set forth in Section 401(a)(17) of the Code as such section was amended, effective January 1, 1994, by the Omnibus Budget Reconciliation Act of 1993.
                    1.3.       Applicability of Plan. The provisions of the Plan are applicable only to Employees of Employing Companies employed on or after the date the Plan is effective for such Employing Companies.
          The Plan is intended to be an “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and an unfunded, non-qualified deferred compensation plan for a select group of management or highly compensated employees under Section 201(2) of ERISA. The Plan is also intended to comply with certain requirements of section 114 of chapter 4, Title 4 U.S.C.

ARTICLE II
DEFINITIONS
                    2.1.       Definitions. Whenever used in the Plan, the following terms shall have the respective meanings set forth below unless otherwise expressly provided, and when the defined meaning is intended, the term is capitalized.
                    2.2.       “Affiliate” means an Employing Company and any entity affiliated with the Employing Company within the meaning of Code Section 414(b), with respect to controlled groups of corporations, Section 414(c) with respect to trades or businesses under common control with the Employing Company, and Section 414(m) with respect to affiliated service groups, and any other entity required to be aggregated with an Employing Company pursuant to regulations under Section 414(o) of the Code.
                    2.3.       “Assistant Benefits Officer” means the Assistant Benefits Officer as provided for herein.
                    2.4.        “Beneficiary” means (i) with respect to Participants who have not yet terminated employment with an Employing Company or begun receiving benefits under the Employing Company’s Pension Plan, the person who would be entitled to receive pre-retirement joint and survivor death benefits under the Employing Company’s Pension Plan, and (ii) with respect to Participants who have already terminated employment with an Employing Company, the person or persons designated by a Participant, by notice to the Benefits Officer, to receive any benefits payable under the Plan after his or her death, which designation has not been revoked by notice to the Benefits Officer at the date of the Participant’s death. Such notice shall be in a form as required by the Benefits Officer or acceptable to it, which is properly completed and delivered to the Benefits Officer, or such officer’s designee. Notice to the Benefits Officer shall be deemed to have given when it is actually received by any such individual.
                    2.5.       “Benefits Officer” means the Benefits Officer as provided for in Section 6.2 herein.
                    2.6.       “Code” means the Internal Revenue Code of 1986, as amended.
                    2.7.       “Committee” means the committee appointed by the Company as provided in Section 6.1 herein.
                    2.8.       “Company” means Time Warner Inc. or any successor thereto.
                    2.9.       “Compensation Limit” means the compensation limit of Section 401(a)(17) of the Code, as adjusted under Section 401(a)(17)(B) of the Code for increases in the cost of living.
                    2.10.       “Employee” means “Employee” as defined in the applicable Pension Plan.

                    2.11.        “Employing Company” means the Company and each Affiliate which has been authorized by the Benefits Officer to participate in the Plan and has adopted the Plan.
                    2.12.       “Participant” means each Employee who meets the eligibility requirement of Section 3.1.
                    2.13.       “Pension Plan” means a qualified defined benefit pension plan in which any Employing Company participates and which has been so designated by the Benefits Officer.
                    2.14.       “Plan” means this plan, the Time Warner Excess Benefit Pension Plan as set forth herein and as it may be amended from time to time.
                    2.15.       “Separation From Service” means termination of employment with the Company or an Affiliate that also constitutes a “separation from service” under Section 409A(a)(2)(A)(i) of the Code; provided, however, that for purposes for determining the controlled group of entities comprising the Participant’s employer under Treas. Reg. Section 1.409A-1(h)(3), the determination shall be made pursuant to the test for controlled groups under Sections 414(b) and (c) of the Code, using a common control ownership threshold of “at least 80%” ownership, rather than “at least 50%” ownership.
                    2.16.       “Severance Period” means the period of time following a Separation From Service during which a Participant is entitled to receive both salary continuation payments and continued participation under an Affiliate’s health benefit plans pursuant to an employment contract between an Affiliate and the Participant, or in a severance plan or other arrangement maintained by an Affiliate. For the avoidance of doubt, unless otherwise determined by the Benefits Officer, the Severance Period shall not include any time period following the date on which a Participant commences employment with a subsequent employer that is not an Affiliate, regardless of whether the Participant continues to receive salary continuation payments from the Affiliate after such date.
ARTICLE III
ELIGIBILITY
                    3.1.       Eligibility. An Employee of an Employing Company who is a participant in a Pension Plan shall become a Participant in the Plan if, with respect to any calendar year, the amount of pension benefits otherwise payable to such Employee or former Employee under a Pension Plan is restricted as a result of the limitations of Sections 401(a)(17) or 415 of the Code or any successor provisions thereto.
ARTICLE IV
BENEFITS
                    4.1.       (a) Amount of Benefit. The benefit payable under the Plan to a Participant or his Beneficiary who is entitled to receive payments under the Pension Plan shall be equal to:

                    (1)       The amount, if any, by which the annual benefit (determined without regard to any actuarial increase to which such Participant or Beneficiary would be entitled on account of retirement after attainment of age 65) which would be payable to, or with respect to, such Participant or Beneficiary under the Pension Plan if the provisions set forth in the Pension Plan to comply with the limitations of Section 415 of the Code were not applicable, exceeds
                    (2)       The amount of benefit actually payable (or, with respect to a Participant who is receiving minimum distributions under the Pension Plan required under Section 401(a)(9) of the Code, the amount of benefit payable without regard to any adjustment for offsets allowed under the minimum distributions rules of Section 401(a)(9) of the Code) to, or with respect to, such Participant or Beneficiary under the Pension Plan.
                    (b) In determining the annual benefit under the Pension Plan for purposes of Section 4.1(a) of the Plan: (i) compensation in excess of the Compensation Limit shall be counted, up to a maximum compensation of $250,000 for 1994; (ii) for calendar years after 1994, such $250,000 maximum compensation shall be increased by 5% annually for each year, but shall in no event exceed $350,000; and (iii) regular annual bonuses deferred under the Time Warner Deferred Compensation Plan or pursuant to an individual employment agreement with Time Warner Inc. shall be included to the extent such bonuses would have been included in compensation under the Pension Plan, were it not for the Compensation Limit applicable to the Pension Plan and the fact that such bonuses were deferred, but assuming that the maximum compensation in effect for the Pension Plan had been as specified in (b)(i) and (ii).
                    (c) In addition, in determining the annual benefit under the Pension Plan for purposes of Section 4.1(a) of the Plan, any Regular Death Benefits provided under a Pension Plan shall be disregarded.
                    4.2.       Eligibility, Participation and Vesting. As to any Employee, the rules regarding eligibility, participation and vesting of the Pension Plan of the Employing Company with respect to which the benefit hereunder is applicable shall also apply to this Plan. The Benefits Officer may make such modifications to such rules with respect to the Plan as it considers necessary or desirable.
ARTICLE V
PAYMENT OF BENEFITS
                    5.1.       Payment of Benefits. In the event of the Participant’s Separation From Service, the Participant’s benefit shall be distributed as follows:
                    (a) On or prior to September 15, 2008 (or such later date as may be permitted by the Benefits Officer, to the extent permissible under Section 409A of the Code), each Participant who has not had a Separation From Service prior to May 1, 2008 shall be permitted (to the extent permissible under Section 409A of the Code, as reasonably determined by the Benefits Officer) to designate, in an election form to be provided by the Company, whether his or her benefits under this Plan shall be distributed to such Participant or Beneficiary either in (i) a single lump sum or (ii) 120 equal monthly installments, in either case, in an amount or amounts actuarially equivalent to the amounts payable under Section 4.1 hereof, based on such actuarial tables and interest rates as may be adopted from time to time under the Pension Plan for the purpose of computing such equivalencies; provided, however, that any Employee who becomes a Participant on or after January 1, 2008 shall make the designation described in the preceding sentence by January 30 of the calendar year following the calendar year in which such Employee becomes a Participant, or by such earlier date as the Benefits Officer may, in such officer’s sole and absolute discretion, prescribe, in a manner consistent with Treas. Reg. Section 1.409A-2(a)(7)(iii). In the event no designation as to the method of payment is made in a manner that complies with (i) Section 409A of the Code and (ii) the rules set forth from time to time by the Committee or the Benefits Officer, payment shall be made in a lump sum.
                    (b) Except as otherwise required to comply with Section 409A of the Code, the payment(s) described under Section 5.1(a) above shall be made or commence on the first day of the month following a period of six full calendar months following the date of the Participant’s Separation From Service (or within 30 days thereafter), and any subsequent annual installment payments shall be paid on the anniversaries of the date of such first payment (or within 30 days thereafter).
                    (c) Notwithstanding the forgoing, the Benefits Officer may, in such officer’s sole and absolute discretion, permit Participants to change their elections under the Plan; provided that such election changes comply with Section 409A of the Code or the transitional relief rules promulgated by the Treasury Department thereunder.
                    5.2.       No Suspended Benefits. In the event a Participant who is receiving payments pursuant to Section 5.1 returns to employment with an Employing Company in whose employ he accrued such benefits or an entity affiliated within the meaning of Sections 414(b), (c), (m) or (o) of the Code with such Employing Company, payments under the Plan shall not be suspended under the suspension of benefits provisions of the Pension Plan, and payment of benefits shall continue in accordance with the election provided for in Section 5.1(a).
                    5.3.       Payment on Account of Death. If the Participant dies with an accrued benefit under the Plan after the date of the Participant’s Separation From Service, 100% of the payments described under Section 4.1 shall be made to his or her Beneficiary. If a Participant dies on or prior to the date of his or her Separation From Service, then (in lieu of any amounts otherwise payable under Section 4.1) the Participant’s Beneficiary shall receive a benefit in the form of a single lump sum equal to 60% (100% with respect to a Participant who dies on or after July 1, 2010) of the lump sum payment that the Participant would have been entitled to receive under Section 5.1 if the Participant had a Separation From Service (other than due to death) on the date of the Participant’s death; provided, however, that if the Participant is married on the date of the Participant’s death, then such death benefit shall be no less than the actuarial equivalent of a 50 percent joint and survivor annuity payable to the Beneficiary immediately and payable in accordance with Section 5.1.
                    5.4       Payment Relating to Severance Period. In the event the Participant is entitled to receive severance benefits during a Severance Period, the Participant will be entitled to receive a payment under this Plan on third anniversary of the Participant’s Separation From Service in an amount equal to the excess, if any, of (i) the actuarial equivalent of the benefits determined under Section 4.1 as of the date of the Participant’s Separation From Service, but including the additional vesting service, if any, that the Participant would have earned had the Participant remained employed by an Affiliate during the Severance Period, over (ii) the actuarial equivalent of the benefits that were paid or payable to the Participant pursuant to 4.1 as of the date of the Participant’s Separation From Service without the inclusion of such additional vesting service.
ARTICLE VI
ADMINISTRATION AND FIDUCIARY DUTIES
                    6.1.       The Committee. The Plan shall be administered by the Administrative Committee of the Time Warner Pension Plan as set forth in Article XI of such Pension Plan. No member of the Committee shall receive any compensation for his or her services as such. Participants may be members of the Committee but may not participate in any decision affecting their own account in any case where the Committee may take discretionary action under Article V.
          A majority of the members of the Committee shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by instrument in writing signed by all its members. Members of the Committee may participate in a meeting of such Committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
          The Committee shall be the administrator of the Plan within the meaning of Section 3(16)(A) of ERISA and shall have all powers necessary to administer the Plan except to the extent that any such powers are vested in any other fiduciary by the Plan or by the Committee. The Committee may from time to time establish rules for the administration of the Plan. It shall have exclusive authority and sole and absolute discretion to interpret the Plan, to determine eligibility for benefits and the amount of benefit payments and to make any factual determinations, resolve factual disputes and decide all matters arising in connection with the interpretation, administration and operation of the Plan or with the determination of eligibility for benefits or the amount of benefit payments. All its rules, interpretations and decisions shall be applied in a uniform manner to all employees similarly situated and shall be conclusive and binding on the Employing Companies and on Participants and their beneficiaries to the extent permitted by law.
          The Committee may delegate any of its powers or duties to others as it shall determine and may retain counsel, agents and such clerical and accounting, actuarial or other services as it may require in carrying out the provisions of the Plan.
          The Committee may rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person who is employed or engaged for any purpose in connection with the administration of the Plan.

          Neither the Committee nor a member of the board of directors of the Company or the board of directors (or governing body) of an Affiliate as such terms are defined in the Pension Plan and no officer or employee of the Company or any Affiliate shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or for anything done or omitted to be done in connection with the Plan.
          The Committee shall keep a record of all its proceedings and of all payments directed by it to be made to Participants or payments made by it for expenses or otherwise.
                    6.2       The Benefits Officer; Appointment. The Benefits Officer shall be appointed by the Chief Executive Officer of the Company and may be removed by the Chief Executive Officer of the Company at any time. The Benefits Officer may not serve concurrently on the Committee. The Benefits Officer may resign at any time by giving notice to the Chief Executive Officer of the Company. Any such resignation shall take effect at the date of receipt of such notice or at any later date specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. A Participant may be appointed as the Benefits Officer. The Benefits Officer shall not receive compensation for his services as such.
                    6.3       Delegation of Duties. The Benefits Officer may authorize others to execute or deliver any instrument or to make any payment in his or her behalf and may delegate any of his or her powers or duties to others as he or she shall determine, including the delegation of such powers and duties to an Assistant Benefits Officer who shall be appointed by the Benefits Officer. In the event of such delegation, the Assistant Benefits Officer shall for all purposes of the Plan be considered the Benefits Officer and all references to the Benefits Officer shall be deemed to be references to such Assistant Benefits Officer when acting in such capacity. The Benefits Officer and the Assistant Benefits Officer may retain such counsel, agents and clerical, medical, accounting and actuarial services as they may require in carrying out their functions.
                    6.4       Benefits Officer; Settlor and Ministerial Functions. The Benefits Officer shall have the duty to execute settlor and ministerial functions on behalf of the Company, including, without limitation, amending and modifying the terms of the Plan and performing ministerial functions with respect to the Plan, except to the extent specifically limited by resolution of the Board or by the terms herein. The Benefits Officer shall have solely ministerial and settlor functions, and shall have no fiduciary authority, obligations or status with respect to the Plan. The Company has named the Benefits Officer for administrative efficiency; the Benefits Officer acts as the Company and not individually or independently. Prior to March 15, 2000, the Administrative Committee has the functions delegated to the Benefits Officer.
                    6.5       Indemnification. The Company shall, to the fullest extent permitted by law, indemnify each director, officer or employee of the Company or any Affiliate (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Committee against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving any employee benefit plans of the Company or any Affiliate in any capacity at the request of such company.
                    6.6       Expenses of Administration. Any expense incurred by the Company, the Committee or the Benefits Officer relative to the administration of the Plan shall be paid by the Employing Companies in such proportions as the Company may direct.
                    6.7       Allocation of Benefit Payment Expenses. The expense incurred with respect to the benefit payable to a Participant pursuant to Section 4.1 shall be allocated to the Employing Company which employs or employed such Participant for the period with respect to which the benefit is attributable.
ARTICLE VII
CLAIMS PROCEDURE
                    7.1.       Participant or Beneficiary Request for Claim. Any request for a benefit payable under the Plan shall be made in writing by a Participant or Beneficiary (or an authorized representative of any of them), as the case may be, and shall be delivered to any member of the Committee. Such written request shall be deemed filed upon receipt thereof by the Committee. Such request shall be made within the time prescribed in the Plan for claiming a particular benefit or, if no time is so prescribed, within a reasonable time before payment of the benefit is to commence. Effective as of January 1, 2001, such request must be made within the earlier of (a) one year after payment of the benefit has commenced, or (b) one year after the claimant first knew or should have known that he had a claim for benefits under the Plan.
                    7.2.       Insufficiency of Information. In the event a request for benefits contains insufficient information, the Committee shall, within a reasonable period after receipt of such request, send a written notification to the claimant setting forth a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary. The claimant’s request shall be deemed filed with the Committee on the date the Committee receives in writing such additional information.
                    7.3.       Request Notification. The Committee shall make a determination with respect to a request for benefits within ninety (90) days after such request is filed (or within such extended period prescribed below). The Committee shall notify the claimant whether his claim has been granted or whether it has been denied in whole or in part. Such notification shall be in writing and shall be delivered, by mail or otherwise, to the claimant within the time period described above. If the claim is denied in whole or in part, the written notification shall set forth, in a manner calculated to be understood by the claimant:
(1)	The specific reason or reasons for the denial;

(2)	Specific reference to pertinent provisions of the Plan on which the denial is based; and

(3)	An explanation of the Plan’s claim review procedure.

Failure by the Committee to give notification pursuant to this Section within the time prescribed shall be deemed a denial of the request for the purpose of proceeding to the review stage.
                    7.4.       Extensions. If special circumstances require an extension of time for processing the claim, the Committee shall furnish the claimant with written notice of such extension. Such notice shall be furnished prior to the termination of the initial ninety (90)-day period and shall set forth the special circumstances requiring the extension and the date by which the Committee expects to render its decision. In no event shall such extension exceed a period of ninety (90) days from the end of such initial ninety (90)-day period.
                    7.5.       Claim Review. A claimant whose request for benefits has been denied in whole or in part, or his duly authorized representative, may, within sixty (60) days after written notification of such denial, file with a reviewer appointed for such purpose by the Committee (or, if none has been appointed, with the Committee itself, with a copy to the Committee, a written request for a review of his claim. Such written request shall be deemed filed upon receipt of same by the reviewer.
                    7.6.       Time Limitation on Review. A claimant who timely files a request for review of his claim for benefits, or his duly authorized representative, may review pertinent documents (upon reasonable notice to the reviewer) and may submit the issues and his comments to the reviewer in writing. The reviewer shall, within sixty (60) days after receipt of the written request for review (or within such extended period prescribed below), communicate its decision in writing to the claimant and/or his duly authorized representative setting forth, in a manner calculated to be understood by the claimant, the specific reasons for its decision and the pertinent provisions of the Plan on which the decision is based. If the decision is not communicated within the time prescribed, the claim shall be deemed denied on review.
                    7.7.       Special Circumstances. If special circumstances require an extension of time beyond the sixty (60)-day period described above for the reviewer to render his decision, the reviewer shall furnish the claimant with written notice of the extension required. Such notice shall be furnished prior to the termination of the initial sixty (60)-day period and shall set forth the special circumstances requiring the extension period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial sixty (60)-day period.
ARTICLE VIII
AMENDMENT AND TERMINATION
                    8.1.       Amendments. The Company (for the Company and the other Employing Companies) may at any time amend the Plan by action of its board of directors. In addition, any amendment of the Plan which shall not result in significant cost to an Employing Company or have a material effect on the benefits provided hereunder may be made by the Benefits Officer (for all Employing Companies).
                    8.2.       Termination or Suspension. The continuance of the Plan is not assumed as a contractual obligation of the Company or any other Employing Company. The Company reserves the right (for itself and the other Employing Companies) by action of its board of directors, to terminate or suspend the Plan, or to terminate or suspend the Plan with respect to itself or an Employing Company to the extent such termination is permitted under Section 409A of the Code. Any Employing Company may terminate or suspend the Plan with respect to itself by executing and delivering to the Company or the Benefits Officer such documents as the Company or Benefits Officer shall deem necessary or desirable.
                    8.3.       Participants’ Rights to Payment. No termination of the Plan or amendment thereto shall deprive a Participant or Beneficiary of the right to an aggregate benefit from the Plan and the Pension Plan which is being paid in accordance with the terms of the Plan and the Pension Plan as of the date of such termination or amendment or any aggregate amount which would have been payable to such Participant or Beneficiary under the Plan and the Pension Plan if immediately prior to the adoption of such amendment or termination the person had terminated employment and was entitled to receive benefits under the Pension Plan; provided, however, that in the event of termination of the Plan, or termination of the Plan with respect to the Company or one or more other Employing Companies, the Benefits Officer accelerate the payment on a uniform basis for all Participants or, in the case of termination of the Plan with respect to one or more Employing Companies, for all Participants of the Company or such other Employing Companies only.
ARTICLE IX
PARTICIPATING COMPANIES
                    9.1.       Adoption by Other Entities. Upon the approval of the Company or the Benefits Officer, the Plan may be adopted by any Affiliate by executing and delivering to the Company or the Benefits Officer such documents as the Company or Benefits Officer shall deem necessary or desirable. The provisions of the Plan shall be fully applicable to such entity except as may otherwise be agreed to by such adopting company and the Company or Benefits Officer.
ARTICLE X
GENERAL PROVISIONS
                    10.1.       Participants’ and Beneficiaries’ Rights Unsecured. The right of any Participant or Beneficiary to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets only of that Employing Company which employed the Participant for the period with respect to which such payments are attributable. The Company and any other Employing Company or former Employing Company shall not guarantee or be liable for payment of benefits to the employees of any other Employing Company or former Employing Company under the Plan.
                    10.2.       Non-Assignability. The right of any person to receive any benefit payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, lien or charge, and any such benefit shall not, except to such extent as may be required by law, in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person who shall be entitled to such benefits, nor shall it be subject to attachment or legal process for or against such person.

                    10.3.       Affiliate Ceasing to be Such. (a) In the event that a corporation or other entity ceases at any time to meet the definition of an Affiliate, such entity shall cease as of such time to be an Employing Company, if it had been such, and those of its Employees who would have been eligible under the Plan shall cease to be eligible, in each case, to the extent that the event causing such entity to no longer be an Affiliate constitutes a change in ownership or effective control of such entity within the meaning of Section 409A(a)(2)(A)(v) of the Code.
                    (b) Payments to Participants employed by any entity which ceases to be an Affiliate under the circumstances described under Section 10.3(a) shall be made pursuant to Article V as if the Participant had a Separation From Service.
                    10.4.       No Rights Against the Company. The establishment of the Plan, any amendment or other modification thereof, or any payments hereunder, shall not be construed as giving to any Employee, Participant or Beneficiary any legal or equitable rights against the Company or any other Employing Company or former Employing Company, its shareholders, directors, officers or other employees, except as may be contemplated by or under the Plan including, without limitation, the right of any Participant or Beneficiary to be paid as provided under the Plan. Participation in the Plan does not give rise to any actual or implied contract of employment. A Participant or Beneficiary may be terminated at any time for any reason in accordance with the procedures of the Employing Company.
                    10.5.       Withholding. Each Employing Company or former Employing Company or paying agent shall withhold any federal, state and local income or employment tax (including F.I.C.A. obligations for both social security and Medicare) which by any present or future law it is, or may be, required to withhold with respect to any payment pursuant to the Plan, with respect to any of its former or present Employees. The Benefits Officer shall provide or direct the provision of information necessary or appropriate to enable each such company to so withhold.
                    10.6.       No Guarantee of Tax Consequences. The Benefits Officer, the Committee, the Company and any Employing Company or former Employing Company do not make any commitment or guarantee that any amounts accrued for the benefit of a Participant or Beneficiary will be excludible from the gross income of the Participant or Beneficiary the year accrued or paid for federal, state or local income or employment tax purposes, or that any other federal, state or local tax treatment will apply to or be available to any Participant or Beneficiary. It shall be the obligation of each Participant or Beneficiary to determine whether any accrual under the Plan is excludible from his or her gross income for federal, state and local income or employment tax purposes, and to take appropriate action if he or she has reason to believe that any such accrual is not so excludible.
                    10.7.       Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.
                    10.8.       Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York, to the extent not preempted by the laws of the United States.

                    10.9.       Compliance with Section 409A of the Code. This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s Separation From Service the Participant is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Separation From Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s Separation From Service (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Benefits Officer or the Committee, that does not cause such an accelerated or additional tax. The Benefits Officer and the Committee shall implement the provisions of this Section 10.9 in good faith; provided that none of the Company, the Benefits Officer, the Committee nor any of the Company’s or its subsidiaries’ employees or representatives shall have any liability to Participants with respect to this Section 10.9.